Press Release	Exhibit 99.1

AVIS BUDGET GROUP REPORTS RECORD RESULTS

FOR THIRD QUARTER 2011

•	Revenue increased 7% compared with third quarter 2010.

•	Adjusted EBITDA increased 24%, to $272 million, excluding certain items.

•	Reported net income of $82 million, including acquisition-related costs.

PARSIPPANY, N.J., November 2, 2011 - Avis Budget Group, Inc. (NASDAQ: CAR) today reported results for its third quarter, which ended September 30, 2011. The Company reported revenue of $1.6 billion, an increase of 7% versus third quarter 2010. Excluding certain items, Adjusted EBITDA increased 24% to $272 million and margins expanded by 230 basis points compared to the prior-year third quarter. Net income was $129 million and diluted earnings per share increased to $1.02, excluding certain items. Reported net income and diluted earnings per share, which include those items, were $82 million and $0.65, respectively.

“We delivered record earnings this quarter driven by increased revenue, our strategic initiatives to accelerate profitable growth, our continued focus on cost containment and lower fleet costs,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer. “We also completed our acquisition of Avis Europe on October 3 and are excited about the growth and profit opportunities that combining our brands across a global platform will afford us.”

Executive Summary

Revenue increased 7% in third quarter 2011 compared to third quarter 2010 primarily due to a 5% increase in volume. Ancillary revenues increased 12%, excluding gas and customer recoveries, driven by increased penetration of our emergency roadside protection, damage waiver and insurance products. Excluding certain items, third quarter Adjusted EBITDA increased 24% to $272 million, with margins improving by 230 basis points. The increase in margin was primarily due to a 19% decline in per-unit fleet costs, including gains on vehicle dispositions, lower vehicle interest costs and incremental savings from our productivity initiatives, partially offset by foreign-exchange effects, increased gas expense and our strategic decision to invest in incremental marketing spending to support our brands.

Business Segment Discussion

The following discussion of third quarter operating results focuses on revenue and Adjusted EBITDA for each of our operating segments. Revenue and Adjusted EBITDA are expressed in millions.

Domestic Car Rental

(Consisting of the Company’s U.S. Avis and Budget car rental operations)

	2011	2010	% change
Revenue	$1,193	$1,127	6%
Adjusted EBITDA	$179	$137	31%

Revenue increased 6% primarily due to a 5% increase in volume and 7% growth in ancillary revenues on a per-rental-day basis, partially offset by a 1% decline in pricing. Adjusted EBITDA increased 31%, driven by a 24% decrease in per-unit fleet costs and by our productivity initiatives, partially offset by higher gas expense and increased marketing investment in our brands. Adjusted EBITDA includes $6 million of restructuring costs in third quarter 2010.

International Car Rental

(Consisting of the Company’s international Avis and Budget vehicle rental operations)

	2011	2010	% change
Revenue	$318	$274	16%
Adjusted EBITDA	$74	$62	19%

Revenue increased 16% primarily due to a 6% increase in rental days and a 9% increase in pricing. Excluding foreign-exchange effects, pricing declined 1%, per-unit fleet costs declined 5%, and Adjusted EBITDA increased $3 million.

Truck Rental

(Consisting of the Company’s Budget Truck rental business)

	2011	2010	% change
Revenue	$112	$111	1%
Adjusted EBITDA	$22	$19	16%

Truck rental revenue increased 1% as a 4% increase in rental days was offset by a 2% decline in pricing. The growth in volume, and the decline in pricing, was a result of the substantial growth we achieved in commercial rentals, which have a longer length of rental but lower pricing. Adjusted EBITDA grew 16% primarily as a result of lower fleet costs and higher vehicle utilization, which increased 4% year-over-year.

Other Items

•

Acquisition of Avis Europe plc – On October 3 the Company acquired Avis Europe plc, combining the global operations of the Avis and Budget brands under one corporate owner. The Company incurred $73 million of expenses in connection with the transaction in the third quarter, including $26 million of losses on foreign-currency transactions related to the purchase price.

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•

Domestic Vehicle-Backed Financing – In August the Company’s subsidiary, Avis Budget Rental Car Funding (AESOP) LLC, completed an offering of $650 million of asset-backed bonds with a weighted average interest rate of 3.5%. And in October Avis Budget Rental Car Funding (AESOP) LLC renewed its asset-backed bank conduit facility, expanding its borrowing capacity by $450 million to $2.5 billion, and extended the entire facility’s maturity to October 2013.

•

European Vehicle Backed Financing – In October the Company completed a €350 million multi-country European fleet facility maturing in 2013. The facility will help the Company fund its European fleet and implement vehicle securitization structures.

Outlook

The Company believes the strategic initiatives it has implemented have accelerated its revenue and profit growth and that it is well positioned to realize significant benefits from the acquisition and integration of Avis Europe.

•	As previously announced, the Company expects Domestic volume to increase 4-6% in the fourth quarter and plans to keep its rental fleet in line with rental demand.

•

The Company estimates its Domestic per-unit vehicle depreciation costs will decline approximately 20% in 2011 compared with 2010 and will decline 3-5% in fourth quarter 2011 compared to fourth quarter 2010.

•

The Company expects its initiatives to reduce costs and enhance productivity will provide approximately $65 million of incremental savings in 2011 compared to 2010, bringing the annual savings from the Company’s actions since 2008 to $575 million.

•	The Company expects that its effective tax rate in 2011 will be approximately 40%, excluding certain items.

Avis Budget Group generally does not provide pricing, revenue or income projections.

Investor Conference Call

Avis Budget Group will host a conference call to discuss third quarter results on November 3, 2011, at 9:00 a.m. (ET). Investors may access the call live at ir.avisbudgetgroup.com or by dialing (210) 234-0038 and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at ir.avisbudgetgroup.com following the call. A telephone replay will be available from 12:00 p.m. (ET) on November 3 until 8:00 p.m. (ET) on November 17 at (203) 369-3574, access code: “Avis Budget.”

About Avis Budget Group

Avis Budget Group, Inc. is a leading global provider of vehicle rental services through its Avis and Budget brands, with 10,000 rental locations in approximately 175 countries around the world. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 28,000 employees and is headquartered in Parsippany, N.J. For more information, visit www.avisbudgetgroup.com.

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Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results, including all statements related to future results, future fleet costs, and cost-saving initiatives are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the Company’s ability to promptly and effectively integrate the businesses of Avis Europe and Avis Budget, a weaker-than-anticipated economic environment, the high level of competition in the vehicle rental industry, greater-than-expected costs for new vehicles, disruption in the supply of new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers of our cars, lower-than-anticipated airline passenger traffic, an occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our operations, including the funding of our vehicle fleet via the asset-backed securities market and the financial condition of financial-guaranty firms that have insured a portion of our outstanding vehicle-backed debt, higher-than-expected fuel costs, fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, the Company’s ability to meet or amend financial covenants associated with its borrowings, litigation, and the Company’s ability to accurately estimate its future results and implement its strategy for cost savings and growth. Other unknown or unpredictable factors also could have material adverse effects on Avis Budget Group’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the period ended June 30, 2011, included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

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This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Table 5 to this release.

Contacts
Media Contact:	Investor Contact:
John Barrows	Neal Goldner
(973) 496-7865	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

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Tables Follow

5

Table 1

Avis Budget Group, Inc.

SUMMARY DATA SHEET

(In millions, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	% Change	2011	2010	% Change
Income Statement Items
Net revenues	$1,623	$1,512	7%	$4,269	$3,959	8%
Income before income taxes	136	144	(6%)	236	106	123%
Net income	82	90	(9%)	141	78	81%
Earnings per share - Diluted	0.65	0.73	(11%)	1.14	0.66	73%

Excluding Certain Items (non-GAAP) (A)
Net revenues	$1,623	$1,512	7%	$4,269	$3,959	8%
Income before income taxes	209	155	35%	361	164	120%
Net income	129	97	33%	220	113	95%
Earnings per share - Diluted	1.02	0.78	31%	1.75	0.94	86%

	As of
	September 30, 2011	December 31, 2010
Balance Sheet Items
Cash and cash equivalents	$1,002	$911
Restricted cash (B)	395	10
Vehicles, net	7,792	6,422
Debt under vehicle programs	6,133	4,515
Corporate debt	2,498	2,502
Stockholders’ equity	552	410

Segment Results

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	% Change	2011	2010	% Change
Net Revenues
Domestic Car Rental	$1,193	$1,127	6%	$3,177	$2,989	6%
International Car Rental	318	274	16%	802	687	17%
Truck Rental	112	111	1%	290	282	3%
Corporate and Other	—	—	*	—	1	*

Total Company	$1,623	$1,512	7%	$4,269	$3,959	8%

Adjusted EBITDA (C)
Domestic Car Rental	$179	$137	31%	$380	$205	85%
International Car Rental	74	62	19%	136	124	10%
Truck Rental	22	19	16%	40	30	33%
Corporate and Other	(3)	(5)	*	(10)	(13)	*

Total Company	$272	$213	28%	$546	$346	58%

Reconciliation of Adjusted EBITDA to Pretax Income
Total Company Adjusted EBITDA	$272	$213		$546	$346
Less: Non-vehicle related depreciation and amortization	22	24		65	70
Interest expense related to corporate debt, net:
Interest expense	48	40		143	122
Early extinguishment of debt	—	—		—	40
Transaction-related costs	66	5		102	8

Income before income taxes	$136	$144	(6%)	$236	$106	123%

*	Not meaningful.
(A)	During the three and nine months ended September 30, 2011, we recorded certain items of $73 million and $124 million ($47 million and $79 million, net of tax), respectively, related to the acquisition of Avis Europe and our previous efforts to acquire Dollar Thrifty and $1 million in the nine months ended September 30, 2011 for restructuring expense. For the three months ended September 30, 2011, $26 million ($16 million, net of tax) is losses on foreign-currency transactions related to the Avis Europe purchase price and $47 million ($31 million, net of tax) is related to due diligence, financing and other expenses. For the nine months ended September 30, 2011, $49 million ($30 million, net of tax) is losses on foreign-currency transactions related to the Avis Europe purchase price and $75 million ($49 million, net of tax) is related to due diligence, financing and other expenses.

During the three and nine months ended September 30, 2010, we recorded certain items of $11 million and $58 million, respectively. For the three months ended September 30, 2010, these items consisted of (i) $6 million ($4 million, net of tax) in restructuring charges and (ii) $5 million ($3 million, net of tax) of expenses related to our previous efforts to acquire Dollar Thrifty. For the nine months ended September 30, 2010, these items consisted of (i) $40 million ($24 million, net of tax) in expense related to the early extinguishment of corporate debt, (ii) $9 million ($5 million, net of tax) in restructuring charges, (iii) $8 million ($5 million, net of tax) of expenses related to our previous efforts to acquire Dollar Thrifty and (iv) $1 million ($1 million, net of tax) of expense related to a charge recorded in 2009 for an adverse litigation judgment related to the acquisition of our Budget vehicle rental business in 2002.

(B)	Substantially all of the September 30, 2011 restricted cash balance represents cash placed in escrow to help fund the acquisition of Avis Europe.
(C)	See Table 5 for a definition of Adjusted EBITDA. Adjusted EBITDA includes stock-based compensation expense and deferred financing fee amortization of $9 million and $10 million in third quarter 2011 and 2010, respectively, and $30 million in the nine months ended September 30, 2011 and 2010.

Table 2

Avis Budget Group, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues
Vehicle rental	$1,211	$1,145	$3,163	$2,972
Other	412	367	1,106	987

Net revenues	1,623	1,512	4,269	3,959

Expenses
Operating	783	705	2,166	1,956
Vehicle depreciation and lease charges, net	304	352	840	988
Selling, general and administrative	190	156	511	430
Vehicle interest, net	74	80	205	230
Non-vehicle related depreciation and amortization	22	24	65	70
Interest expense related to corporate debt, net:
Interest expense	48	40	143	122
Early extinguishment of debt	—	—	—	40
Transaction-related costs	66	5	102	8
Restructuring charges	—	6	1	9

Total expenses	1,487	1,368	4,033	3,853

Income before income taxes	136	144	236	106
Provision for income taxes	54	54	95	28

Net income	$82	$90	$141	$78

Earnings per share
Basic	$0.78	$0.88	$1.34	$0.76
Diluted (A)	$0.65	$0.73	$1.14	$0.66

Weighted average shares outstanding
Basic	105.4	103.2	105.1	103.0
Diluted (A)	128.9	126.6	128.9	126.4

(A)	For the three and nine months ended September 30, 2011 and 2010, diluted earnings per share and diluted weighted average shares outstanding include the dilutive effect of common shares issuable upon conversion of the Company’s senior convertible debentures.

Table 3

Avis Budget Group, Inc.

SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	% Change	2011	2010	% Change
CAR RENTAL

Domestic Car Rental Segment

Rental Days (000’s)	21,112	20,018	5%	58,275	54,557	7%
Time and Mileage Revenue per Day	$42.84	$43.38	(1%)	$40.99	$41.85	(2%)
Average Rental Fleet	314,259	290,939	8%	295,879	272,723	8%

International Car Rental Segment

Rental Days (000’s)	4,114	3,896	6%	10,462	9,859	6%
Time and Mileage Revenue per Day (A)	$52.46	$48.02	9%	$51.64	$47.12	10%
Average Rental Fleet	60,396	57,330	5%	54,364	51,321	6%

Total Car Rental

Rental Days (000’s)	25,226	23,914	5%	68,737	64,416	7%
Time and Mileage Revenue per Day	$44.41	$44.14	1%	$42.61	$42.66	(0%)
Average Rental Fleet	374,655	348,269	8%	350,243	324,044	8%

TRUCK RENTAL SEGMENT

Rental Days (000’s)	1,188	1,143	4%	3,221	2,942	9%
Time and Mileage Revenue per Day	$76.77	$78.48	(2%)	$72.82	$76.29	(5%)
Average Rental Fleet	26,115	26,034	0%	26,025	26,658	(2%)

Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

(A)	Of the change in time and mileage revenue per day, 10 percentage points are due to changes in foreign exchange rates for the three and nine months ended September 30, 2011, with time and mileage revenue per day decreasing 1% in the three months ended September 30, 2011, excluding foreign-exchange effects.

Table 4

Avis Budget Group, Inc.

CONSOLIDATED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS

(In millions)

CONSOLIDATED SCHEDULE OF CASH FLOWS

Nine Months Ended September 30, 2011
Operating Activities
Net cash provided by operating activities exclusive of vehicle programs	$238
Net cash provided by operating activities of vehicle programs	1,034

Net cash provided by operating activities	1,272

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(433)
Net cash used in investing activities of vehicle programs	(2,341)

Net cash used in investing activities	(2,774)

Financing Activities
Net cash used in financing activities exclusive of vehicle programs	(38)
Net cash provided by financing activities of vehicle programs	1,647

Net cash provided by financing activities	1,609

Effect of changes in exchange rates on cash and cash equivalents	(16)

Net increase in cash and cash equivalents	91
Cash and cash equivalents, beginning of period	911

Cash and cash equivalents, end of period	$1,002

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Nine Months Ended September 30, 2011
Pretax income	$236
Add-back of non-vehicle related depreciation and amortization	65
Working capital and other	196
Capital expenditures	(30)
Tax payments, net of refunds	(29)
Vehicle programs and (gain) loss on vehicle sales (B)	116

Free Cash Flow	554

Acquisition-related restricted cash	(401)
Borrowings, net	(6)
Financing costs, foreign exchange effects and other	(56)

Net increase in cash and cash equivalents (per above)	$91

(A)	See Table 5 for a description of Free Cash Flow.
(B)	Primarily reflects vehicle-backed borrowings (repayments) that are incremental to vehicle-backed borrowings (repayments) required to fund incremental (reduced) vehicle and vehicle-related assets.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Nine Months Ended September 30, 2011
Free Cash Flow (per above)	$554
Cash (inflows) outflows included in Free Cash Flow but not reflected in Net Cash Provided by Operating Activities (per above)
Investing activities of vehicle programs	2,341
Financing activities of vehicle programs	(1,647)
Capital expenditures	30
Proceeds received on asset sales	(9)
Purchases of GPS navigational units	2
Change in restricted cash	1

Net Cash Provided by Operating Activities (per above)	$1,272

Table 5

Avis Budget Group, Inc.

DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES

(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

Adjusted EBITDA

The accompanying press release presents Adjusted EBITDA, which represents income before non-vehicle related depreciation and amortization, any impairment charge, transaction-related costs, non-vehicle related interest and income taxes. As of June 30, 2011, management revised the manner in which it evaluates the operating results by excluding transaction-related costs from Adjusted EBITDA. The presentation of Adjusted EBITDA reflects this change for all periods presented. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of Adjusted EBITDA to income before income taxes can be found on Table 1 and a reconciliation of income before income taxes to net income can be found on Table 2.

Certain items

The accompanying press release presents income before income taxes for the three and nine months ended September 30, 2011, excluding certain items. Table 1 presents income before income taxes, net income and earnings per share, excluding certain items. For the three months ended September 30, 2011, certain items consisted of $73 million ($47 million, net of tax) related to the acquisition of Avis Europe and our previous efforts to acquire Dollar Thrifty, including $26 million of losses on foreign-currency hedges related to the Avis Europe purchase price and $47 million ($31 million, net of tax) related to due diligence, financing and other expenses.

For the nine months ended September 30, 2011, certain items consisted of $124 million ($79 million, net of tax) of expenses related to the acquisition of Avis Europe and our previous efforts to acquire Dollar Thrifty, including $49 million of losses on foreign-currency hedges related to the Avis Europe purchase price and $75 million ($49 million, net of tax) related to due diligence, financing and other expenses; and $1 million in restructuring expense. Reconciliations of Adjusted EBITDA and net income, excluding certain items to net income are presented below.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude transaction-related expenses, acquisition-related interest and restructuring charges as such items are not representative of the results of operations of our business for the three and nine months ended September 30, 2011.

Reconciliation of Adjusted EBITDA and income before income taxes, excluding certain items to net income:

	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2011
Adjusted EBITDA, excluding certain items	$272	$547

Less: Non-vehicle related depreciation and amortization	22	65
Interest expense related to corporate debt, net (excluding interest expense related to the acquisition of Avis Europe or our previous efforts to acquire Dollar Thrifty)	41	121

Income before income taxes, excluding certain items	209	361

Less certain items:
Transaction-related expenses	66	102
Acquisition-related interest	7	22
Restructuring charges	—	1

Income before income taxes	136	236
Provision for income taxes	54	95

Net income	$82	$141

Reconciliation of net income, excluding certain items to net income:

Net income, excluding certain items	$129	$220
Less certain items, net of tax:
Transaction-related expenses	43	66
Acquisition-related interest	4	13
Restructuring charges	—	—

Net income	$82	$141

Earnings per share, excluding certain items (diluted)	$1.02	$1.75

Earnings per share (diluted)	$0.65	$1.14

Shares used to calculate Earnings per share, excluding certain items (diluted)	128.9	128.9

The accompanying press release and tables present Adjusted EBITDA, income before income taxes, net income and diluted earnings per share for the three and nine months ended September 30, 2010, excluding certain items. For the three months ended September 30, 2010, certain items consisted of (i) $6 million ($4 million, net of tax) for restructuring expenses and (ii) $5 million ($3 million, net of tax) of expenses related to our previous efforts to acquire Dollar Thrifty.

For the nine months ended September 30, 2010, certain items consisted of (i) $40 million ($24 million, net of tax) in expense related to the early extinguishment of corporate debt, (ii) $9 million ($5 million, net of tax) in restructuring charges, (iii) $8 million ($5 million, net of tax) of expenses related to our previous efforts to acquire Dollar Thrifty and (iv) $1 million ($1 million, net of tax) of expense for an adverse litigation judgment related to the acquisition of our Budget vehicle rental business in 2002. Reconciliations of Adjusted EBITDA and net income, excluding certain items to net income are presented below.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude costs related to early extinguishment of debt, restructuring charges, transaction-related expenses and certain other items as such items are not representative of the results of operations of our business for the three and nine months ended September 30, 2010.

Reconciliation of Adjusted EBITDA, excluding certain items to net income:

	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2010
Adjusted EBITDA, excluding certain items	$219	$356

Less: Non-vehicle related depreciation and amortization	24	70
Interest expense related to corporate debt, net (excluding debt extinguishment costs)	40	122

Income before income taxes, excluding certain items	155	164

Less certain items:
Early extinguishment of debt	—	40
Restructuring charges	6	9
Transaction-related expenses	5	8
Litigation costs	—	1

Income before income taxes	144	106
Provision for income taxes	54	28

Net income	$90	$78

Reconciliation of net income, excluding certain items to net income:

Net income, excluding certain items	$97	$113
Less certain items, net of tax:
Early extinguishment of debt	—	24
Restructuring charges	4	5
Transaction-related expenses	3	5
Litigation costs	—	1

Net income	$90	$78

Earnings per share, excluding certain items (diluted)	$0.78	$0.94

Earnings per share (diluted)	$0.73	$0.66

Shares used to calculate Earnings per share, excluding certain items (diluted)	126.6	126.4

Free Cash Flow

Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures and GPS navigational units, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs. We believe that Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.